CERTIFICATE OF INCORPORATION
OF
AGEX THERAPEUTICS, INC.

For the purpose of organizing a corporation under the Delaware General Corporation Law, the undersigned hereby certifies that:

Article 1
Name

The name of this corporation is AgeX Therapeutics, Inc.

Article 2
Address

The address of the corporation’s registered office in the State of Delaware is 1675 South State Street, Suite B, Dover, Delaware 19901 in Kent County. The name of its registered agent at such address is Capitol Services, Inc.

Article 3
Purpose

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

Article 4
Capital Stock

The corporation is authorized to issue two classes of stock, which shall be designated “Common Stock” and “Preferred Stock.” The number of shares of Common Stock which the corporation is authorized to issue is one hundred million (100,000,000), with a par value of $0.0001 per share. The number of shares of Preferred Stock which the corporation is authorized to issue is five million (5,000,000), with a par value of $0.0001 per share. The Preferred Stock may be issued in one or more series as the board of directors of the corporation may by resolution or resolutions designate. The board of directors- of the corporation is authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions and the number of shares of any series of Preferred Stock and to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon the Preferred Stock as a class, or upon any wholly unissued series of Preferred Stock. The board of directors may, by resolution, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock subsequent to the issue of shares of that series.

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Article 5
Name and Address of Incorporator

The name and mailing address of the incorporator are as follows:

Richard S. Soroko, Esq.
Thompson, Welch, Soroko & Gilbert LLP
3950 Civic Center Drive
3rd Floor
San Rafael, CA 94903

Article 6
Limitation on Liability and indemnification

The liability of the directors of the corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director is eliminated to the fullest extent permissible under Delaware; provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under § 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. The corporation is authorized to indemnify directors, officers, and agents to the fullest extent permissible under Delaware law.

Article 7
Corporate Governance Matters

7.1 Bylaws.

The board of directors of the corporation shall have the power to make, amend and repeal the bylaws of the corporation (except insofar as the bylaws of the corporation adopted by the stockholders shall otherwise provide). Any bylaws made by the board of directors under the powers conferred hereby may be amended or repealed by the board of directors or by the stockholders,

7.2 Number of Directors.

The number of directors of the corporation shall be fixed from time to time by, or in the manner provided in, the bylaws of the corporation, unless otherwise restricted by this Certificate of Incorporation.

7.3 Ballots.

Election of directors need not be by written ballots unless the bylaws of the corporation shall so provide.

I acknowledge and affirm that I am the person who executed the above Certificate of Incorporation, and such instrument is my act and deed, and that the facts stated therein are true.

Dated: January 5, 2017	/s/Richard S. Soroko
Richard S. Soroko,
Incorporator

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